AS FILED  WITH  THE  SECURITIES  AND  EXCHANGE  COMMISSION  ON FEBRUARY 17, 2000
                                              REGISTRATION NO. 333-____________



                     U.S. SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C.  20549
                              ____________________
                                    FORM S-8
                             REGISTRATION STATEMENT
                                      Under
                           THE SECURITIES ACT OF 1933
                              ____________________

                         GO ONLINE NETWORKS CORPORATION
             (Exact Name of Registrant as Specified in Its Charter)



DELAWARE                                                 33-0873993
(State or Other Jurisdiction of                    (I.R.S. Employer
Incorporation or Organization)                     Identification No.)



                         5681 Beach Blvd., Suite 100/101
                          Buena Park, California 90621
          (Address of Principal Executive Offices, Including Zip Code)

                              Consulting Agreement
                            (Full Title of the Plan)
                              ____________________

                               Joseph M. Naughton
                         5681 Beach Blvd., Suite 100/101
                          Buena Park, California 90621
                                 (714) 736-9888
           (Name, Address, and Telephone Number of Agent for Service)

                                   COPIES TO:
                             M. Richard Cutler, Esq.
                                Cutler Law Group
                       610 Newport Center Drive, Suite 800
                         Newport Beach, California 92660
                                 (949) 719-1977

                         CALCULATION OF REGISTRATION FEE

Title of    Amount to be   Proposed Maximum    Proposed Maximum     Amount of
Securities   Registered    Offering Price      Aggregate Offering   Registration
to be                      per Share                Price              Fee
Registered


Common
Stock,
par value
$0.001       250,000           $0.50 (1)             $125,000           $78.00
           ----------------    ---------             ---------         --------

(1) Estimated solely for the purpose of computing the amount of the registration fee pursuant to Rule 457(c) based on the closing market price on February 11, 2000.

EXPLANATORY  NOTE

Go Online Networks Corporation ("GONT") has prepared this Registration Statement in accordance with the requirements of Form S-8 under the Securities Act of 1933, as amended (the "1933 Act"), to register certain shares of common stock, $.001 par value per share, issued to certain selling shareholders.

Under cover of this Form S-8 is a Reoffer Prospectus GONT prepared in accordance with Part I of Form S-3 under the 1933 Act. The Reoffer Prospectus may be utilized for reofferings and resales of up to 250,000 shares of common stock acquired by the selling shareholders.

                                     PART I

              INFORMATION REQUIRED IN THE SECTION 10(A) PROSPECTUS

GONT  will  send  or  give the documents containing the information specified in
Part 1 of Form S-8 to employees or consultants as specified by Securities and Exchange Commission Rule 428 (b) (1) under the Securities Act of 1933, as amended (the "1933 Act"). GONT does not need to file these documents with the commission either as part of this Registration Statement or as prospectuses or prospectus supplements under Rule 424 of the 1933 Act.

                                REOFFER  PROSPECTUS

                         GO  ONLINE  NETWORKS  CORPORATION
                      5681  BEACH  BOULEVARD,  SUITE  101/100
                           BUENA  PARK,  CALIFORNIA  90621
                                    (714)  736-9888

                         250,000  SHARES  OF  COMMON  STOCK


The shares of common stock, $0.001 par value per share, of Go Online Networks Corporation ("Go Online"or the "Company") offered hereby (the "Shares") will be sold from time to time by the individuals listed under the Selling Shareholders section of this document (the "Selling Shareholders"). The Selling Shareholders acquired the Shares pursuant to a Consulting Agreement for consulting services that the Selling Shareholders provided to Go Online.

The sales may occur in transactions on the NASDAQ over-the-counter market at prevailing market prices or in negotiated transactions. Go Online will not receive proceeds from any of the sale the Shares. Go Online is paying for the expenses incurred in registering the Shares.

The Shares are "restricted securities" under the Securities Act of 1933 (the "1933 Act") before their sale under the Reoffer Prospectus. The Reoffer Prospectus has been prepared for the purpose of registering the Shares under the 1933 Act to allow for future sales by the Selling Shareholders to the public without restriction. To the knowledge of the Company, the Selling Shareholders have no arrangement with any brokerage firm for the sale of the Shares. The Selling Shareholders may be deemed to be an "underwriter" within the meaning of the 1933 Act. Any commissions received by a broker or dealer in connection with resales of the Shares may be deemed to be underwriting commissions or discounts under the 1933 Act.

Go Online's common stock is currently traded on the NASDAQ Over-the-Counter Bulletin Board under the symbol "GONT."

                              ________________________

This investment involves a high degree of risk. Please see "Risk Factors" beginning on page 16.


NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR DETERMINED WHETHER THIS REOFFER PROSPECTUS IS TRUTHFUL OR COMPLETE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.
                              ________________________

                                  February 17, 2000

                                           TABLE OF CONTENTS


Where  You  Can  Find  More  Information . . . . . . . . . . . . .    2
Incorporated  Documents . . . . . . . . . . . . . . . . . . . . .     2
The  Company . . . . . . . . . . . . . . . . . . . . . . . . . . .    3
Risk  Factors . . . . . . . . . . . . . . . . . . . . . . . . . .    16
Use  of  Proceeds . . . . . . . . . . . . . . . . . . . . . . . .    18
Selling  Shareholders . . . . . . . . . . . . . . . . . . . . . .    19
Plan  of  Distribution . . . . . . . . . . . . . . . . . . . . . .   19
Legal  Matters  . . . . . . . . . . . . . . . . . . . . . . . . .    20
Experts . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    20
                               ________________________

You should only rely on the information incorporated by reference or provided in this Reoffer Prospectus or any supplement. We have not authorized anyone else to provide you with different information. The common stock is not being offered in any state where the offer is not permitted. You should not assume that the information in this Reoffer Prospectus or any supplement is accurate as of any date other than the date on the front of this Reoffer Prospectus.

WHERE  YOU  CAN  FIND  MORE  INFORMATION

Go Online is required to file annual, quarterly and special reports, proxy statements and other information with the Securities and Exchange Commission (the "SEC") as required by the Securities Exchange Act of 1934, as amended (the "1934 Act"). You may read and copy any reports, statements or other information we file at the SEC's Public Reference Rooms at:

                 450 Fifth Street, N.W., Washington, D.C. 20549;
           Seven World Trade Center, 13th Floor, New York, N.Y. 10048

Please  call  the  SEC  at  1-800-SEC-0330 for further information on the Public
Reference Rooms. Our filings are also available to the public from commercial document retrieval services and the SEC website (http://www.sec.gov).

                             INCORPORATED DOCUMENTS

The SEC allows Go Online to "incorporate by reference" information into this Reoffer Prospectus, which means that the Company can disclose important information to you by referring you to another document filed separately with the SEC. The information incorporated by reference is deemed to be part of this Reoffer Prospectus, except for any information superseded by information in this Reoffer Prospectus.

Go Online's Report on Form 8-K, dated January 10, 2000 is incorporated herein by reference. Go Online's Registration Statement on Form S-8 filed on January 19, 2000 is also incorporated herein by reference. In addition, all documents filed or subsequently filed by the Company under Sections 13(a), 13(c), 14 and 15(d) of the 1934 Act, before the termination of this offering, are incorporated by reference.

The Company will provide without charge to each person to whom a copy of this Reoffer Prospectus is delivered, upon oral or written request, a copy of any or all documents incorporated by reference into this Reoffer Prospectus (excluding exhibits unless the exhibits are specifically incorporated by reference into the information the Reoffer Prospectus incorporates). Requests should be directed to the Chief Financial Offer at Go Online at Go Online's executive offices, located at 5681 Beach Blvd., Suite 100/101, Buena Park, California 90621. Go Online's telephone number is (714) 736-9888. The Company's corporate Web site address is http://www.jnne.com.


                                   THE  COMPANY

SUMMARY

     Go Online Networks Corporation operates in the high technology and e-commerce business utilizing a three-tiered revenue model. In initiating our new strategy, we recently acquired and currently operate three distinct divisions, each described below:

     Internet  Kiosk  Division
     -------------------------

     We are pursuing a strategy in the installation of internet kiosks in the mid-priced hotel market. Our internet kiosks, designed in three primary models, are installed in the hotel lobby or an alternative centralized public access room. Our kiosk division has developed two suppliers capable of manufacturing small, integrated kiosks that can provide pay-as-you-use stand-alone internet access. At no cost to the hotel owner and sharing revenues with us and the owner, our internet kiosks have been and will continue to be marketed to these mostly mid-priced hotels by sales agent organizations employed by our kiosk division. Presently, 369 hotels have signed contracts and 167 have been installed as of January 10, 2000. We believe that we will have many more by year end and hope to reach our goals of installation of enough kiosks to make us profitable by the first quarter of 2001.

     ShopGoOnline.com
     ----------------

     Utilizing online video and audio technology to assist with customer review, our ShopGoOnline.com internet website offers a variety of products and services via the world wide web. ShopGoOnline.com sells products such as jewelry, coins, collectibles, electronics, computers, skin care and beauty products, and personal fitness products. At ShopGoOnline.com, the customer can search for products we have to sell by category or by product name and obtain a full description of the product offer including a complete audio presentation of the product as well as a video demonstration when appropriate.

     Auctionomics.com
     ----------------

     The internet auction method of e-commerce has become increasingly accepted in todays internet environment. By adding Auctionomics.com to our e-commerce business strategy, we are attempting to take advantage of those opportunities. As a complimentary component of our network of e-commerce web sites, Auctionomics will link traffic to the ShopGoOnline.com virtual shopping mall, and vice versa.

     THE  HOTEL  INTERNET  KIOSK

     We believe the demand for internet access by travelers will continue to grow as more of the United States and world population continues to go on line. Travelers, whether business or personal, are a substantial potential market. Business strategies to service the traveler's needs range from internet services located in airports and hotels, to remote, hand held or car based devices. User demand, capital requirements, and operating costs of alternative technologies, along with the business models to service these travelers are all evolving, and have mostly resulted to date in substantial operating losses.

     Within the hotel industry, the primary attention paid to travelers to date has been in the upscale, high priced and luxury hotels segments. These affluent travelers are viewed as the most likely to pay for the cost of technological solutions to internet access and entertainment demand. The twin demand drivers, entertainment and internet, are expected to pay for these sophisticated technological solutions.

     On the other hand, little attention has been directed to mid-priced hotels which is our primary focus, aside from possible provision of a modem jack on phones. Cable or a satellite service is considered for entertainment. Owners of franchises are resisting orders from chain corporations to spend significant sums, such as electronic upgrades of room locks and other amenities.

     In the upscale and luxury hotel category, the two leading companies, On Command and LodgeNet have reported substantial losses in building their in-room entertainment and internet access business in luxury hotels. LodgeNet now services 4,700 lodging properties with 725,000 rooms, providing on demand movies, video games, high-speed internet access and other programming. LodgeNet's losses narrowed in the first six months of 1999 to ($16 million) from ($36 million) in the first half of 1998. Its competitor, On Command, claims an installed base of 942,000 rooms, of which 11,000 rooms represent installation of its new OCX platform including high-speed internet access. Losses at On Command for the first six months of 1999 remained flat at ($15 million) with the comparable 1998 period.

     Aside from the current losses encountered in acquiring and installing new accounts, and building new service technologies that include high speed internet access, the room based services in upscale hotels require the companies to front a high cost per room investment. Capital outlays of $400 per room are common. High-speed internet access generally revolves around installation of a T1 network service (essentially a high speed digital type of telephone line) that, while available, has significant installation, maintenance, and operating costs. Daily per room fees for this unlimited internet access approach $10. Both companies offer differing versions of in-room connectivity for laptops.

     Airport based internet access holds significant potential. There are significant complexities, costs, and time encountered for marketing, contracting, and installing with multiple airport public authorities. The prototype units being installed are generally sophisticated, expensive units that integrate internet services with multiple advertising side panels with electronic traveler information systems. GTE is a major factor in this large market.

     THE  MID-PRICED  HOTEL  MARKET

     Market segmentation of the hotel industry began in 1981, with the mid-priced and economy segments rapidly developing. This design and operational model was coupled with franchising, and eventually consolidations, to build large numbers of hotel properties and rooms. Brand identification programs for these chains, e.g., Days Inn and Motel 6, were launched to promote occupancy and brand loyalty. Leveraged buyout firms such as KKR acquired major brand names, such as Motel 6. Economically priced hotels with minimal amenities and standardized design have now became commonplace.

     Today, to name just a few, corporations such as Choice Hotels International have franchised over 3,600 mid-priced and budget hotels in the United States operating under name chain brands such as Sleep, Comfort, Quality, Roadway, and EconoLodge. Choice Hotels has developed mid-priced longer stay hotels under the brand name Main Stay Suite. Cendant Corp developed the DaysInn franchise, which includes 1,755 hotels in the United States. Other chains, including Holiday Inn, Ramada, and Howard Johnson are expanding rapidly. Our business model is intended to address the build up of mid-priced hotels by providing efficient and cost-effective internet access for the guests in these mid strata hotels.

     This segment of hotels generates substantial numbers of travelers and potential internet users. For example, a 150-bed hotel at 70% occupancy generates 38,325 occupied rooms per year. If one-third of the occupied rooms are double occupied on average, 51,000 potential internet users per year stay in the hotel. In a 500-room hotel with 70% occupancy, and with half of the rooms averaging two people, the number of annual potential users rises to 192,000. In good locations, occupancy rates as well as double occupancy, run significantly higher. Location too will also affect the mix of business travelers, a more intense internet user. Younger family members entertain themselves by Web surfing. Our internet kiosk business model addresses this pool of travelers at middle and lower priced hotels for both the hotel and Go Online.

     GROWTH  OF  THE  ONLINE  AUCTION

     The internet offers for the first time the opportunity to create a marketplace for person-to-person trading--the exchange of goods between individuals. This trading has traditionally been conducted through trading forums, such as classified advertisements, collectibles shows, garage sales and flea markets, or through intermediaries, such as auction houses and local dealer shops. These markets are inefficient because, among other things:

* their fragmented, regional nature makes it difficult and expensive for buyers and sellers to meet, exchange information and complete transactions;

* they  offer  a  limited  variety  and  breadth  of  goods;

* they  often  have  high  transaction  costs  from  intermediaries;  and

* they are information inefficient, as buyers and sellers lack a reliable and convenient means of setting prices for sales or purchases.

     An internet-based centralized trading place can overcome the inefficiencies associated with traditional person-to-person trading by facilitating buyers and sellers meeting, listing items for sale, exchanging information, interacting with each other and, ultimately, consummating transactions. Through such a trading place, buyers can access a significantly broader selection of goods to purchase and sellers have the opportunity to sell their goods efficiently to a broader base of buyers. Because of the internet's efficiency, the number of online auction purchasers is expected to increase.

OUR  PRODUCTS  AND  SERVICES

     SHOPGOONLINE.COM

     Mr. Scott Claverie, the current President, formed the ShopGoOnline.com division as a small venture to develop internet e-commerce solutions. Through our AMS Acquisition Corp. subsidiary, we provided seed financing in exchange for a 75% interest in the ShopGoOnline.com website. This initial financing contained an option for Mr. Claverie to reacquire majority ownership. This option was recently extinguished for 1,250,000 shares of our common stock and certain cash consideration. We own 75% of the equity, and are committed to provide overall division financing and direction. ShopGoOnline.com is a dba of AMS Acquisition Corp.

     ShopGoOnline.com offers a variety of products and services via the world wide web. ShopGoOnline.com sells products such as household items, jewelry, coins, collectibles, electronics, computers,skin care and beauty products, and personal fitness products. Almost anything that is normally offered to the public through traditional retail or exclusive TV offers or infomercials can be available through e-commerce on the internet.

     At ShopGoOnline.com, the customer can search for products by category or by product name and obtain a full description of the product offer including a full color picture and full-motion video. In addition, the customer will be able to view the TV offer in part or in its entirety all from the ShopGoOnline.com web site.

     When fully implemented, our ShopGoOnline.com web site will be a place where a customer can find favorite products as well as some of those seen advertised on TV. Our customers can shop from hundreds of products and add them to their electronic shopping cart. At the checkout counter, the customer purchases all the products selected from one easy location. Our ShopGoOnline.com division then processes the orders and has the products delivered right to the customers' door.

     Our ShopGoOnline.com division derives revenue from three different sources:

1. Direct Sales B from selling product and services that are offered on the web site.

2. Indirect sales B by referring our customers to "link share" numbers to purchase products advertised on our web site.

3.     Web  hosting  B  by  hosting  other  web  pages that reside on our server

     Our ShopGoOnline.com web site opened for business on July 6, 1999. Our site is now open 24 hours a day, 365 days a year. We are in the initial growth phase of our sales and advertising. For the period from inception of our web site until November 30, 1999, we have had total gross sales of $10,059.68 on total expenses associated with ShopGoOnline of $184,851.64 B a loss of $174,791.96. Our products are shipped by our vendors via a method of the vendor's choice, although to date most of our vendors have selected UPS as their primary shipper.

     Currently, our ShopGoOnline.com web, file, print and fax servers operate on industry standard hardware (including Intel processors, Seagate and IBM hard drives and Linux software), that can be easily replaced if problems arise. Our online video and audio technology is provided through our relationship with Real Networks, Inc., and their RealAudioJ and RealVideoJ products which have become widely utilized and accepted on the internet. Our use of their products is producing videos that the compatible with the users home/work internet connection and software.

     Our internal and external web server software is balanced and maintained using a server-load based rotation scheme. If a server becomes busy, the next available server will receive and process the request. As the requests grow beyond the capacity of the equipment, new machines will be added to the rotation scheme in short order. This scheme allows for growth and failure redundancy. To our knowledge, there are no known material limitation or upgrades necessary.

     We supply the products sold on ShopGoOnline.com directly from agreements with vendors who sell on our site. These vendors include 5th Avenue, Ingram Micro, Ingram Entertainment, Panda America, Guthey Renker and Carefree Traders. We generally do not warehouse any inventory ourselves for resale. We make arrangements with each individual vendor to package, ship and notify us of sale and delivery. We obtain payment from our customers and pay the vendors directly for these products.

     On September 15, 1999 we entered into an agreement with Panoscan, Inc., through which Panoscan will work with ShopGoOnline to develop new ways to present and promote products using digital imaging. Specifically, Panoscan agreed to use its camera system to capture images for use on the Vera's in the Glen area of the ShopGoOnline site. We agreed to credit Panoscan in our promotions and press releases. Panoscan has completed their work on the specific site section and it has been implemented on our web site.

     INTERNET  KIOSK  DIVISION

     Our internet kiosk, designed in three primary models, is designed to be installed in a hotel lobby or an alternative centralized public access area. Our primary strategy is to place these internet access kiosks in mid-price hotels in the lobby or another high access area.

     We have contractual arrangements with iCom Network, Inc. as well as Infotouch Technologies, Inc., two suppliers who manufacture small, integrated kiosks that can provide pay as you use stand alone internet access. Our agreement with iCom provides that we agree to purchase five hundred internet kiosks over twelve months with a minimum of 25 per month at a cost to us of $3,250.00 per kiosk (payable net 15 days after shipment). On June 22, 1999 we agreed to purchase 50 surfnet internet terminals from Infotouch during the subsequent 45 days at between $3,195.00 and $3,395.00 each (depending on the specific model chosen).

     At no cost to the owner and in a revenue sharing model, our internet kiosks have been and will continue to be marketed to mostly mid-priced hotels by sales agent organizations employed by our Kiosk Division.

     Available kiosks range from 23 inches wide to 30 inches wide, and 20 inches high for the table top versions to 68.5 inches high for some of the stand alone versions. The hotel chooses from our agreement the type of kiosk they desire, the manufacturer and the kiosk finish color. Each kiosk includes a mechanism for accepting currency and a traditional internet browser familiar to customers for browsing the internet and obtaining email.

     The hotel is required to provide free space, approximately 9-12 square feet, under a four-year, renewable internet exclusive contract. The hotel receives in exchange a 10% share of kiosk revenues with a $45 monthly minimum. The contract is renewable by the hotel for an additional four years or eight years in total. We agree to maintain the kiosk from our share of the revenues. Presently, the total direct installed cost of each internet kiosk is approximately $3,300, which has been brought down from our initial cost of $5,100.

     After entering into a contract with the hotel owner, we order the kiosks from the manufacturer (providing a direct shipping address for the location), order a telephone line approximately two weeks prior to installation, order the internet service provider for the location and confirm that appropriate telephone line and RJ11 jacks are installed and telephone service is active.
When the kiosk is shipped from the manufacturer and arrives at the site, we dispatch an installation crew to install the kiosk and train the location owner and employees on the use of the system. We later contact the location owner to confirm the unit has been installed and respond to all questions or concerns that he or she may have.

     The kiosk division business plan has several multi-level, integrated strategies to maximize our revenues and business value from the kiosks. These revenue and valuation sources are as follows:

* Revenues and earnings streams generated by the existing and potential kiosks.

* Advertising revenues to be sold as spots and banners on the hotels' kiosks. This revenue is based on "eyeballs" generated.

* A value derived from the exclusive 4-year internet service contract for a hotel (with potential for 8 year exclusive contracts). The aggregate value of these contracts should grow geometrically as hotels are added, representing future revenue streams and the exclusive right to provide that hotel's guests with internet services. Operating experience will refine the value.

* Tie-ins to our other services by usage promotional affinity programs, including ShopGoOnline.com.

* Develop branded "rewards" programs for hotels to give their guests that operate through the kiosk.

    Although we cannot be sure that we will be successful in marketing our internet kiosks, we intend to have the 2,000 internet kiosks installed and operating in hotels at the end of a two-year period. Presently, 369 hotels have signed contracts and 167 have been installed as of January 10, 2000 in 25 different states. Our existing customers include franchises of Ramada Inns, Holiday Inns, Howard Johnsons, Econolodge, Radisson Inn and Country Suites. No one customer or chain accounts for a substantial portion of our business to date. A majority of our kiosk sites are in metropolitan areas such as: Atlanta, GA; Washington, DC; Birmingham, AL; Houston, TX; Dallas, TX; San Antonio, TX; Orlando, FL; Chicago, IL; Phoenix, AZ; Nashville, TN; Charlotte, NC; Grand Rapids, MI; Oklahoma City, OK etc. 329 of the 369 sites are located within 10 miles of an international or regional airport.

     AUCTIONOMICS,  INC.

     Auctionomics, Inc. incorporated in the state of Nevada in June 1999. This division was created solely for the pursuit our desire to capture a share of the online auction market. Auctionomics.com is structured to perform as a focused auction marketing resource for some items, but more particularly as a referral website B specifically to direct traffic to auction web sites which are our partners. Auctionomics.com commenced operation in August 1999 and launched in September 1999. To date, we have concentrated the Auctionomics.com site on marketing for brand development to build traffic and the development of a working operational web site. To date we do not have any direct auction sales through our site.

     Our Auctionomics.com website primarily operates as a referral website initially to ClassifiedAuctions.com, on online auction website which commenced operations in June 1999. ClassifiedAuctions.com is owned and operated by Express Auction Specialists, Inc., an auction company. ClassifiedAuctions.com primarily conducts person to person auctons that offer assets to be provided for online sale, including primarily artwork, jewelry, collectibles and real estate. ClassifiedAuctions.com has needed marketing assistance to build traffic and sales which is beneficial to us since we can drive activity to their site.

     We  entered  into  a  marketing  agreement  with  ClassifiedAuctions.com to provide referrals to their site in exchange for fees. Under that agreement, Auctionomics.com will receive 20% of the gross revenue derived from each sale made by ClassifiedAuctions.com which is referred to by us. Our plan is to advertise and market Auctionomics through web browsers and search engines and build traffic that we would then convert to online transactions referred to ClassifiedAuctions.com, for a fee. At present, the majority seller on Classified Auctions is Express Auction Specialists, Inc. (an entity unaffiliated with us), which is headed by Larry Makowski.

     Auction transactions which we referred to ClassifiedAuctions.com and which are intended to produce revenue for us have been minimal since the opening. Since its own opening, ClassifiedAuctions.com has resulted in the exchange of items with an exchange value as set by the auction price of approximately $300,000 in approximately 15 auction categories through November 15, 1999. To date, none of these sales has resulted in any revenue for Auctionomics.com.

     Within minutes of registering with ClassifiedAuctions.com, online users can list items for sale or auction. Users may browse familiar classified categories for sale items or bid on items posted for auction in a fully automated, secure online service.

     The founders of Auctionomics, Inc., Messrs. Harvey A. Turell and Nathan A. Wolfstein IV, have experience in the marketing of real estate auctions. We acquired a 75% interest in Auctionomics, Inc. from the two founders/shareholders in June 1999. The consideration was 500,000 shares of our common stock and a two-year warrant to acquire an additional 500,000 shares of our common stock at $0.50. The shareholders, Messrs. Turell and Wolfstein, are entitled to receive a bonus of 25% of Auctionomics.com pre-tax income, so long as they retain their 25% ownership. If their shareholdings are reduced, the bonus is reduced proportionally. We provided Auctionomics, Inc. with $25,000 for working capital shortly after the acquisition in June 1999.

     While we are likely to showcase real property because of past experience of our founders, we intend to use Auctionomics for the sale of other high-end goods, such as automobiles and jewelry. Once traffic is established, consumer-oriented, product auction sections will be created similar to Ebay and Ubid. Also, as a complimentary component of the our network of e-commerce web sites, Auctionomics will be designed to drive traffic to the ShopGoOnline.com virtual mall, and vice versa.

     Auctionomics.com can become an auction e-trading community providing sellers and buyers access to specially selected sales events and the ShopGoOnline.com virtual mall.

     When fully completed, Auctionomics.com will feature product/asset e-marketing, enhanced with digital graphics, streaming audio and video in an online auction environment that presents and promotes each product or other asset featured. We intend that the process will replicate the appearance of a live auction broadcast TV over the internet within a secure online electronic bidding and payment process.

     Customers will search through product/asset listings included in scheduled sales events in a virtual auction mall setting, place products/assets in an electronic shopping cart and bid/ purchase via credit card in a secure transaction environment.

     Auctionomics will earn fees for marketing services rendered and receive a sliding commission of 10% to 30% of the gross earned revenue derived from each sale, depending on the product type and gross dollar valuation.

     Auctionomics will work with several leading auction companies on the marketing and positioning of several auction events which we expect to be newsworthy, including military surplus, industrial machinery, real estate, excess inventories and on-going business opportunities. We do not know if our work will lead to actual auction events or revenues.

     We are working to enhance the marketing of these auction companies clients and auction events, both on-site and online, by helping them to incorporate interactive digital enhancements and proven auction selling techniques which our Auctionomics.com management has determined is effective from prior auction experiences.

     Auctionomics.com provides users methods to effectively market and sell their goods. These include:

* Digital literature and emailings to targeted buyer lists and the presentation of products for sale in online events through digital presentations

*    Internet  search  engine  marketing

*    ShopGoOnline.com  virtual  shopping  mall

* Streaming video and streaming digital audio online of certain key items in an auction as a way to provide visual and audio views of the items in the online auction marketing program.

* Television/cable Broadcasting. For selected online events, Auctionomics intends to contract for satellite broadcast of a live auction event, with live interactive bidding in real time

*      Credit  card  payments  online

COMPETITION

     The electronic commerce market, particularly over the internet, is new, rapidly evolving and competitive, and we expect competition to intensify in the future. We will compete with many other companies which either offer the same types of merchandise or provide the same or a similar type of sales format to customers.

*      ShopGoOnline.

Current competitors for our ShopGoOnline division include companies with online commerce sites such as Onsale, Inc., Intermallamerica.com, iVillage.com, Egghead, Amazon.com, Inc., AOL.com, Beyond.com Corporation, Buy.com Inc., Cyberian Outpost, Inc., Dell Computer Corporation and numerous other companies marketing goods over the internet. Most of these companies have substantially greater resources than we do and consequently have the ability to market their products more effectively. This is not an exhaustive list of current competitors.

 We intend to compete with these companies by utilizing the key differentiation of our streaming audio and video, as well as link to other sites and undertake traditional advertising. In addition, it is not difficult to enter the online commerce market, and current and new competitors can launch new online commerce web sites at relatively low cost.

 *     Internet  Kiosks.

Our internet kiosk division competes on a national scale with other internet kiosk competitors and other competitors for services to hotel guests. There are numerous other potential competitors that could use their existing infrastructure to provide internet services to the lodging industry, including franchised cable operators, wireless cable operators, telecommunications companies, major technology companies and DBS providers.

Our internet kiosk division also indirectly competes with "in-room" internet suppliers such as Lodgenet and On Command, as well as other in-room internet access providers. We are not seeking to compete in this market, but rather have focused our marketing efforts on mid-priced hotels which are not likely to commit the resources required to make in-room access available in the near future. We also believe that the hotel lobby resource is easier for quick access to email and other quick look ups similar to pay telephone resources.

*     Auctionomics.

Our Auctionomics internet auction site competes with numerous, well-established internet auction sites. The biggest competitor in that market is ebay.com, but there are numerous other sites such as onsale.com, bid.com, ubid.com, egghead.com, 2themart.com and many others which have competitive auction sites. New competitors can enter this market very easily. If we do not properly market our site, our competitors will have more market share.

We believe that we can effectively compete for a portion of this market through the ability to provide referrals to on-line and live auctions with auction enhancements, primarily in the streaming audio and video which can showcase the products to be marketed in an improved format which could create demand and spur the potential buyer to either make an on-line bid or go to the live event.

GOVERNMENT  REGULATION

     Our internet and e-commerce businesses may become subject to increasing government regulation as various government regulators continue their focus on improving internet commerce. Several states, including California and Washington, have laws regulating the disclosure of pricing information by wholesalers and comparable businesses. In the future, governments of California, Washington and other states could require additional disclosure in order to comply with other regulations. In addition, several states have laws that regulate auctions and auction companies within their jurisdiction. Some states may interpret their statutes to apply to our transactions with consumers in such states, even if those transactions originate over the internet. The burdens of complying with auctioneering laws could materially increase our cost of doing business. Similarly, states may construe their existing laws governing issues such as property ownership, sales tax, libel and personal privacy to apply to internet companies servicing consumers within their boundaries. Resolution of whether or how these laws will be applied is uncertain and may take years to resolve.

SALES  AND  MARKETING

     Web  Promotion  B  Advertising

    As with any internet company, we actively market our web sites and drive traffic to them. We plan to market and brand our Go Online web sites through conventional banner ads and reciprocal links placed throughout highly visible online locations and print publications.

     It is a standard in the industry to team with web promoters in order to market our sites electronically. Web promoters (also known as media sales companies) are actively involved in banner placement and swapping, search engine registration, and other activities associated with Web promotion. Because of their existing relationships and the ability to "package" deals, these firms constitute the quickest, most cost-effective way to promote a site. Typically, these firms take a percentage of their clients' total ad revenue (usually 35-50%) as compensation for their services.
Specifically,  these  firms  provide  :

*    Exclusive  sales  representation
*    Support  by  a  sales  force  of  experienced  media  professionals
*    Increased  focus  on  long-term  sponsorship  programs
*    Total  inventory  and  ad  management
*    Additional  revenue  streams  from local and international ad sales efforts

     To date, we have entered into agreements with Website Results, LinkShare Corporation and Doubleclick. Our Websites Result contract is designed to assist us in building traffic to our website by developing key indices on search engines. ShopGoOnline.com is a Platinum Program subscriber to Website Results which specializes in developing multiple "doorway" pages for internet customers for their subscribers. The "doorway" program is a system to rank multiple keyword phrases for Website Result's clients to establish high ranking for those phrases with the major search engines to build traffic by optimizing rankings in order to produce quality targeted traffic for our website. We also have an agreement with LinkShare through which we receive revenues and pay fees for receiving traffic from other better known sites and referring web traffic through our sites. We have agreed with DoubleClick to obtain 1,000,000 impressions on Doubleclick with "click through" to our ShopGoOnline website. We paid $15,000 for this first agreement.

     In the coming months, our management intends to pursue expanded traditional and nontraditional marketing with our Website Results, Doubleclick, Linkshare and other agreements to build consumer awareness of ShopGoOnline.com. The media campaign, which we generally launched with the grand opening of ShopGoOnline.com, was expanded with nationwide newspaper display ads which reached a substantial number of readers in the eight major internet markets. We placed display ads in the Boston Globe, San Francisco Examiner, Chicago Times, New York Times, Miami Herald, San Diego Union Tribune, Los Angeles Times and Dallas Morning News.

     Following the display ads, our plan is for our ShopGoOnline.com division to deliver a targeted investor promotional piece via direct mail drop to selected demographic sections of these same major internet markets.

   These new branding campaigns will continue to be supported by agreements with DoubleClick, through the Dynamic Advertising Reporting and Targeting Program, and Website Results, both designed to direct traffic to the ShopGoOnline Web site. We are also gearing up to increase revenues generated by the sale of advertising space on ShopGoOnline.com as well as the expansion of advertising sales on our internet kiosks.

     Key to the success of Auctionomics.com is to stay connected to the auction community, both on- and offline. Therefore, our plan is to advertise in publications that target the auction enthusiast. Currently, Auctionomics.com is running a full-page advertisement in Auction Weekly, one of the most respected publications in the auction arena.

     Since 1994, Auction Weekly has been published by Auction Advisory. Auction Advisory has now taken its auction expertise online at auctionadvisory.com. Auction Weekly lists only live auctions, those auctions conducted by professional auctioneers and government agencies. The publishers and principals of Auction Advisory are deeply involved in the auction industry, and have been for the past 18 years.

     The paper version of Auction Weekly has always listed 300+ auctions each week while the online database is updated daily. Auction Advisory gives users early warning and up to the minute changes, similar to traditional, short-notice "public notices".

     Auction Weekly is mailed first class every Tuesday. This 32-page newsletter comprehensively lists all auctions in the Southwest (AZ, CA, CO, NM, NV, TX,
UT). The newsletter lists virtually every type of auction from large to small. Auction Weekly lists government auctions, estates, IRS, U.S. customs, city, county, state, bankruptcy, lien auctions, antiques, business liquidations, U.S. Dept. of Defense, and U.S. Marshal.

     Internet  Kiosk  Marketing

     While we cannot be sure we will succeed with our goal, we intend to seek to have the 2,000 internet kiosks installed and operating in hotels at the end of a two-year period. To accelerate penetration of the hotel market and the use of the installed kiosks, in September 1999 we initiated a major 45-day marketing campaign for our kiosk division. The sales and marketing campaign includes:

* Advertising in trade magazines and attending trade shows to enhance our kiosk program's visibility with hotel operators. An example is the Asian-American Hotel Association, which represents approximately 60% of the franchised mid and economy priced hotel owners.

* Providing the hotel upon kiosk installation with a full marketing program to increase guest usage. This includes signage, which will be intended to draw guests to the kiosk, and obtaining email while traveling. Guest access to their email requires only knowing the short address of the mail servers of their internet service providers (ISP) and password they currently use to access their mail. This information is the same that is inputted into their home or office email program and is readily available to the traveler before he/she departs.

* Distribute plastic affinity cards to reward users with credits to be spent at our ShopGoOnline.com web site. Affinity members or guests of certain hotels will be offered free minutes to check for their e-mail at check-in. Some hotels look to also use the kiosks as a center around which to develop a stay rewards program for their guests.

* Develop catalogs for periodic mailing to users of the kiosks for purchase opportunities at our online sites.

* Retain sales agencies to represent our kiosk division to acquire agreements to place internet kiosks in hotels within the United States and internationally. Our most recent sales agreement was with Midwest Internet Solutions, Inc. covering Indiana, Michigan, and Ohio.

    Through January 10, 2000, we have installed a total of 167 kiosks and have agreements signed with 369 sites.

OUR  BACKGROUND

     Go Online Networks Corporation became a publicly traded corporation on the over-the-counter bulletin board in April 1990 by the "reverse acquisition" of Valencia Capital, a Colorado corporation. From this acquisition, our shareholders became the majority shareholders and the corporation in November 1990 was renamed Jones Naughton Entertainment, IncA one for four reverse stock split was accomplished at the same time, resulting in nine million common shares then outstanding.

     Under our then president, Mr. Spike Jones, Jr., we initially produced infomercials but ceased infomercial production in 1993. Mr. Jones left us and in 1995, we acquired Real Estate Television Network, Inc., a satellite real estate TV network. Real Estate Television Network's target market was the independent real estate office of the large franchised office networks, e.g. Century 21. In 1996, many of the large independent real estate firms were acquired by HSF, Inc., which resulted in a consolidated industry. The consolidation led to the decision to internally produce and provide training and other services, which were originally provided by outside vendors like Real Estate Television Network. In 1996, we sold Real Estate Television Network to AmeriNet Financial Services, Inc.

     In late 1997 and 1998, we made the strategic decision to pursue opportunities involving the internet. In the first quarter of 1998, we acquired the assets of a small advertising agency, Affiliated Marketing Services, Inc which we intended to move into internet advertising. We determined that Affiliated Marketing Services, Inc.'s internet progress was insufficient, and during the fourth quarter of 1998, we sold Affiliated Marketing Services, Inc. back to its management.

     Subsequent to the sale, we made our initial investment in AMS Acquisition Corp., a previously unaffiliated corporate entity which was and continues to be the developer of ShopGoOnline.com, investing $25,000 for a 75% equity interest. AMS Acquisition Corp. was formed in Nevada on June 29, 1998. Management of that corporation received a repurchase option to acquire back 26% of the outstanding shares from us. We subsequently purchased this repurchase option. We issued to management (primarily its President Scott Claverie) 1,250,000 shares of our common stock, along with cash consideration.

     During March 1998 we entered into an agreement to acquire the assets of Sign Products of America, Inc., an unaffiliated business formed in November 1995 in California, which was engaged in the manufacturing, marketing, management and display of advertising and informational kiosks. The purchase price was $50,000 with a down payment of $25,000 plus four equal quarterly installments at the 90 day, 180 day, 270 day and 350 day anniversaries of the closing date. We subsequently resold this business back to its original owners when we determined it would not be sufficiently profitable for us.

     We acquired a 75% interest in Auctionomics, Inc. from Nathan A. Wolfstein IV and Harvey A. Turell, the two previously unaffiliated founders/shareholders in June 1999. Auctionomics, Inc. was formed in Nevada in June 1999. The consideration was 500,000 shares of our common stock and a two-year warrant to acquire an additional 500,000 shares of our common stock at $0.50. The shareholders, Messrs. Turell and Wolfstein, are entitled to receive a bonus of 25% of Auctionomics.com pre-tax income, so long as they retain their 25% ownership. If their shareholdings are reduced, the bonus is reduced proportionally. We provided Auctionomics, Inc. with $25,000 for working capital shortly after the acquisition in June 1999.

     At a meeting of shareholders held on September 8, 1999, we reincorporated in Delaware and changed our name to Go Online Networks Corporation. This change was designed to provide us with the advantages of Delaware law for a public corporation and to change the name to reflect our new internet businesses.

     On January 10, 2000, we entered into an agreement with Westlake Capital Corp., pursuant to which we issued 3,000,000 of our newly-issued shares of common stock to acquire Westlake. Westlake was a reporting company with the Securities and Exchange Commission. As part of the acquisition, we elected to have successor issuer status under rule 12g-3 of the Securities Exchange Act of 1934, which makes us a reporting company.

RESEARCH  AND  DEVELOPMENT

     We have not spent any measurable amount of time on research and development activities.

EMPLOYEES

     As of August 31, 1999, we had 14 full-time employees and 6 part time employees, including employees in each of our divisions. Of these employees, three work in our administrative offices, three are employed by our internet kiosk division, nine are employed by our ShopGoOnline.com division and five are employed by our Auctionomics division. None of our employees is covered by any collective bargaining agreement. We believe that our relations with our employees are good.

FACILITIES

     Our principal executive offices are located at 5681 Beach Boulevard, Suite 101/100, Buena Park, California 90621. Effective July 21, 1999 we entered into a lease for this office space. The term of the lease is for 3 years with monthly base rent payments of $1,600. The rent for the first year was prepaid. Future base rent commitments during the years ended December 31 under this lease are summarized as follows: 2000 - $ 8,000; 2001 - $ 19,200; and 2002 - $
11,200.

     Effective May 15, 1999, we entered into a lease for office space in northern California used by our ShopGoOnline.com division. The term of the lease is for 5 years with monthly base rent payments of $1,615. The base rent amounts are subject to increases of 3% per annum. We have the right to terminate the lease between May 15, 2000 and June 15, 2000 and also between May 15, 2002 and June 15, 2002. The first years rent was prepaid. Future base rent commitments during the years ended December 31 under this lease are summarized as follows: 2000 - $ 19,380; 2001 - $19,380; 2002 - $ 19,380; 2003 - $ 19,380;
and  2004  -  $  8,075.

     Effective August 12, 1999, we entered into a lease for office space for our marketing department located at 13101 Washington Blvd., Suite 231, Culver City, California. The term of the lease is until September 30, 2000, with a month to month tenancy thereafter, with monthly base rental of $1,254.00 per month.

     At the end of the lease terms for all of our rental space, we believe that we can lease the same or comparable offices at approximately the same monthly rate.


                                  RISK  FACTORS

In this section we highlight some of the risks associated with Go Online's business and operations. Prospective investors should carefully consider the following risk factors when evaluating an investment in the common stock offered by this Reoffer Prospectus.

     INVESTORS CANNOT DETERMINE POTENTIAL REVENUES, PROFITS OR FAILURES FROM OUR HISTORY BECAUSE OUR INTERNET RELATED BUSINESSES HAVE EXISTED FOR ONLY A SHORT PERIOD OF TIME. . Our executive officers commenced our major lines of business -- the Shop Go Online e-commerce site, our Go Online kiosk businesses and our Auctionomics business -- relatively recently. Accordingly, you can evaluate our business, and therefore our future prospects, based only on a limited operating history. In addition, you must consider our prospects in light of the risks and uncertainties encountered by companies in an early stage of development in new and rapidly evolving markets.

     WE HAVE NEVER BEEN PROFITABLE AND MAY NOT BE PROFITABLE IN THE FUTURE. We have incurred losses in our business operation since our inception. We expect to continue to lose money for the foreseeable future, and we do not know when we will become profitable, if at all. Failure to achieve and maintain profitability may adversely affect the market price of our common stock.

     OUR AUDITORS HAVE ADVISED THAT WE HAVE TO OBTAIN ADDITIONAL CAPITAL TO CONTINUE IN BUSINESS. Our auditors in their report included in this prospectus have expressed doubt about our ability to continue as a going company. That risk is primarily dependent on our ability to raise sufficient money to undertake our new business plan. If we do not continue as a business, our stock would be worth substantially less.

     WE  MAY  BE  UNABLE TO MEET OUR CAPITAL REQUIREMENTS WHICH MAY SLOW DOWN OR
CURTAIL OUR BUSINESS PLANS . If our capital is insufficient to conduct our business and if we are unable to obtain needed financing, we will be unable to promote our two e-commerce websites, build and place sufficient kiosks or otherwise maintain our competitive position. Since we intend to rapidly commence advertising our e-commerce sites and since we desire to place internet kiosks rapidly to get market share, it is certain that we will require additional capital. We have not thoroughly investigated whether this capital would be available, who would provide it, and on what terms. If we are unable to raise the capital required to fund our growth, on acceptable terms, our business may be seriously harmed or even terminated.

     IF  OUR  ONLINE  SERVERS  FOR  OTHER  SHOPGOONLINE  OR  AUCTIONOMICS BECAME
UNAVAILABLE, WE COULD LOSE CUSTOMERS. We could lose existing or potential customers for our ShopGoOnline and Auctionomics businesses if they do not have ready access to our online servers, or if our online servers and computer systems do not perform reliably and to our customers' satisfaction. Network interruptions or other computer system shortcomings, such as inadequate capacity, could reduce customer satisfaction with our services or prevent customers from accessing our services and seriously damage our reputation. As the number of individual users increases, we will need to expand and upgrade the technology underlying our online services. We may be unable to predict accurately changes in the volume of traffic and therefore may be unable to expand and upgrade our systems and infrastructure in time to avoid system interruptions.

     WE CANNOT ALWAYS CONTROL THE AVAILABILITY AND QUALITY OF OUR PRODUCTS, THEREBY INCREASING THE POSSIBILITY OF PROBLEMS WITH CUSTOMERS, BECAUSE WE RELY ON THIRD-PARTY MERCHANDISE VENDORS FOR SUPPLY, SHIPPING AND QUALITY OF PRODUCTS FOR OUR SHOPGOONLINE SITE. We rely on various vendors to supply us with merchandise. We will likely not have any long-term contracts or arrangements with our vendors that guarantee the availability of merchandise. We may not be able to obtain sufficient quality and quantities of merchandise at competitive prices. Also, the quality of service provided by such parties may fall below the standard needed to enable us to conduct our business effectively.

     OUR OPERATIONS MAY BE HARMED BY ACTIONS OUTSIDE OF OUR CONTROL BECAUSE WE RELY ON OTHER THIRD PARTIES IN CONDUCTING OUR E-COMMERCE OPERATIONS. In conducting our operations, we have decided that most activities will be completed by several other third parties. We consequently cannot control the quality of the products or the level of service they provide. This could hurt our e-commerce businesses because customers could become dissatisfied. Our third party vendors include the following:

* Fulfillment. Third parties will fulfill a significant portion of our sales. Any service interruptions experienced by these distribution centers as a result of labor problems or otherwise could disrupt or prevent fulfillment of customer orders;

* Payment processing. We will rely on one or two processors of credit card transactions. If computer systems failures or other problems were to prevent them from processing our credit card transactions, we would experience delays and business disruptions; and
*
     Shipping. We will use one or two primary delivery services to ship our products. Our business would suffer if labor problems or other causes prevented these or any other major carriers from delivering our products for significant time periods. We may not be able to maintain satisfactory relationships with any of the above parties on acceptable commercial terms, and the quality of services that they provide may not remain at the levels needed to enable us to conduct our business effectively.

     DEPENDENCE ON THE LODGING INDUSTRY AND CHANGES IN VIEWING HABITS FOR OUR KIOSK BUSINESS COULD ADVERSELY EFFECT OUR PROFITS. Our kiosk business is closely linked to the performance of the lodging industry. Declines in hotel occupancy or changes in the mix of hotel guests as a result of general business, economic, seasonal and other factors can have a significant impact on our kiosk revenues.

     RELIANCE ON KIOSK PROVIDERS MAY DELAY DELIVERY AND SLOW REVENUES FROM OUR KIOSK DIVISION. We currently rely upon two suppliers who developed and who manufacturer our internet kiosks. The loss of either of these suppliers could slow our ability to deliver kiosks in accordance with our hotel contracts and consequently could hurt our relationships with those hotels and our revenues would decrease. While we believe that we could find other suppliers who could manufacture our kiosks, we may incur increased costs and require additional time to deliver those kiosks.

     WE MAY NOT BE ABLE TO ACCURATELY PROJECT THE RATE OR TIMING OF INCREASES, IF ANY, IN THE USERS OF OUR SHOPGOONLINE WEBSITE OR OUR INTERNET AUCTION SERVICE SUFFICIENTLY TO TIMELY EXPAND AND UPGRADE OUR SYSTEMS AND INFRASTRUCTURE TO
ACCOMMODATE ANY INCREASES. We intend to use internally developed systems to operate our service and for transaction processing, including billing and collections processing. We will be required continually to improve these systems in order to accommodate the level of use of our auction website. In addition, we may add new features and functionality to our services that would result in the need to develop or license additional technologies. Our inability to add additional software and hardware or to upgrade our technology, transaction processing systems or network infrastructure to accommodate increased traffic or transaction volume could cause unanticipated system disruptions, slower response times, degradation in levels of customer support, impaired quality of the users' experience on our service and delays in reporting accurate financial information.



                               USE  OF  PROCEEDS

Go Online will not receive any of the proceeds from the sale of shares of common stock by the Selling Shareholders.

                              SELLING SHAREHOLDERS

The Shares of the Company to which this Reoffer Prospectus relates are being registered for reoffers and resales by the Selling Shareholders, who acquired the Shares pursuant to a compensatory benefit plan with Go Online for legal and consulting services they provided to Go Online. The Selling Shareholders may resell all, a portion or none of such Shares from time to time.

The table below sets forth with respect to the Selling Shareholders, based upon information available to the Company as of February 14, 2000, the number of Shares owned, the number of Shares registered by this Reoffer Prospectus and the number and percent of outstanding Shares that will be owned after the sale of the registered Shares assuming the sale of all of the registered Shares.





                                                                                                      % of Shares
                        Number of                      Number of Shares                                Owned by
Selling               Shares Owned                      Registered by           Number of Shares       Shareholder
Shareholders            Before Sale                       Prospectus            Owned After Sale       After Sale
------------          -------------                    ----------------        -----------------      -------------
Peter Pensa              250,000                           250,000                    0                    0.00%


                              PLAN OF DISTRIBUTION

The Selling Shareholders may sell the Shares for value from time to time under this Reoffer Prospectus in one or more transactions on the Over-the-Counter Bulletin Board maintained by Nasdaq, or other exchange, in a negotiated transaction or in a combination of such methods of sale, at market prices prevailing at the time of sale, at prices related to such prevailing market prices or at prices otherwise negotiated. The Selling Shareholders may effect such transactions by selling the Shares to or through brokers-dealers, and such broker-dealers may receive compensation in the form of underwriting discounts, concessions or commissions from the Selling Shareholders and/or the purchasers of the Shares for whom such broker-dealers may act as agent (which compensation may be less than or in excess of customary commissions).

The Selling Shareholders and any broker-dealers that participate in the distribution of the Shares may be deemed to be "underwriters" within the meaning of Section 2(11) of the 1933 Act, and any commissions received by them and any profit on the resale of the Shares sold by them may be deemed be underwriting discounts and commissions under the 1933 Act. All selling and other expenses incurred by the Selling Shareholders will be borne by the Selling Shareholders.

In addition to any Shares sold hereunder, the Selling Shareholders may, at the same time, sell any shares of common stock, including the Shares, owned by him or her in compliance with all of the requirements of Rule 144, regardless of whether such shares are covered by this Reoffer Prospectus.

There is no assurance that the Selling Shareholders will sell all or any portion of the Shares offered.

The Company will pay all expenses in connection with this offering other than the legal fees incurred in connection with the preparation of this registration statement and will not receive any proceeds from sales of any Shares by the Selling Shareholders.


                                  LEGAL MATTERS

The validity of the Common Stock offered hereby will be passed upon for the Company by the Cutler Law Group, Newport Beach, California


                                     EXPERTS

The balance sheets as of December 31, 1998 and September 30, 1999 and the statements of operations, shareholders' equity and cash flows for the periods ended December 31, 1998 and September 30, 1999 of Go Online Networks Corporation, have been incorporated by reference in this Registration Statement in reliance on the report of Schumacher & Associates, independent accountants, given on the authority of that firm as experts in accounting and auditing.

                                     PART  II

                  INFORMATION  REQUIRED  IN  THE  REGISTRATION  STATEMENT

ITEM  3.     INCORPORATION  OF  DOCUMENTS  BY  REFERENCE.

     The following documents are hereby incorporated by reference in this Registration Statement:

(i) Registrant's Form 8-K for an event on January 10, 2000, filed with the Commission on January 10, 2000.

(ii) Registrant's Form 10-KSB (in the name of Westlake Capital Corp., the Company's successor) for the fiscal year ended December 31, 1998.

(iii) Registrant's Registration Statement on Form S-8 filed with the Commission on January 19, 2000.

(iv) All other reports and documents subsequently filed by the Registrant pursuant after the date of this Registration Statement pursuant to Sections 13(a), 13(c), 14, or 15(d) of the Securities Exchange Act of 1934 and prior to the filing of a post-effective amendment which indicates that all securities offered hereby have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference and to be a part hereof from the date of the filing of such documents.

ITEM  4.     DESCRIPTION  OF  SECURITIES.

     Not  applicable.

ITEM  5.     INTERESTS  OF  NAMED  EXPERTS  AND  COUNSEL.

Certain legal matters with respect to the Common Stock offered hereby will be passed upon for the Company by Cutler Law Group, counsel to the Company

ITEM  6.     INDEMNIFICATION  OF  DIRECTORS  AND  OFFICERS.

     The Corporation Laws of the State of Delaware and the Company's Bylaws provide for indemnification of the Company's Directors for liabilities and expenses that they may incur in such capacities. In general, Directors and Officers are indemnified with respect to actions taken in good faith in a manner reasonably believed to be in, or not opposed to, the best interests of the Company, and with respect to any criminal action or proceeding, actions that the indemnitee had no reasonable cause to believe were unlawful. Furthermore, the personal liability of the Directors is limited as provided in the Company's Articles of Incorporation.

ITEM  7.     EXEMPTION  FROM  REGISTRATION  CLAIMED.

     The Shares were issued for advisory and legal services rendered. These sales were made in reliance of the exemption from the registration requirements of the Securities Act of 1933, as amended, contained in Section 4(2) thereof covering transactions not involving any public offering or not involving any "offer" or "sale".

ITEM  8.     EXHIBITS

*2.1     Agreement  and  Plan  of  Merger  of  Go Online Networks Corporation, a
Delaware corporation, and Jones Naughton Entertainment, Inc. a Colorado corporation, dated September 8, 1999.

*2.2     Certificate  of  Merger  of  Jones Naughton Entertainment, Inc. into Go
Online  Networks  Corporation,  dated  August  12,  1999.

*2.3     Articles of Merger of Jones Naughton Entertainment, Inc. with Go Online
Networks  Corporation,  dated  September  8,  1999.

*3.1     Articles  of Incorporation of Valencia Capital, Inc., filed October 20,
1987.

*3.2     Articles  of  Amendment  to  the  Articles of Incorporation of Valencia
Capital,  Inc.,  filed  February  7,  1991.

*3.3     Articles  of  Amendment  to  the  Articles  of  Incorporation  of Jones
Naughton  Entertainment,  Inc.,  filed  July  27,  1994.

*3.4     Articles  of  Amendment  to  the  Articles  of  Incorporation  of Jones
Naughton  Entertainment,  Inc.,  filed  July  28,  1994.

*3.5     Certificate  of  Designation  for  Jones  Naughton Entertainment, Inc.,
dated  June  8,  1994.

*3.6     Bylaws  of  Jones  Naughton  Entertainment,  Inc.,  as  amended.

*3.7     Certificate  of  Incorporation of Go Online Networks Corporation, dated
August  11,  1999.

*3.8     Certificate  of  Designation  for Go Online Networks Corporation, dated
August  13,  1999.

*3.9     Bylaws  of  Go  Online  Networks  Corporation.

*3.10     Articles  of  Incorporation  of  AMS Acquisition Corp., filed June 29,
1998.

*3.11     Bylaws  of  AMS  Acquisition  Corp.

5         Opinion of Cutler Law Group

10.1     Consulting  Agreement  with  Peter Pensa  dated  January  24,  2000.

23.1 Consent of Schumacher & Associates

23.2     Consent of Cutler Law Group (included in Exhibit 5).

________________________
* Incorporated by reference to Go Online's SB-2 Registration Statement, as amended by Amendment No. 1 filed on December 2, 1999.

ITEM  9.     UNDERTAKINGS.

     (a)     The  undersigned  Registrant  hereby  undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement to include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement.

(2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial BONA FIDE offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b) The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant's Annual Report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial BONA FIDE offering thereof.

(c) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES

     Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that is meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Buena Park, State of California, on February 17, 2000.



                                          GO  ONLINE  NETWORKS  CORPORATION



                                                  /s/  Joseph  M.  Naughton
                                              -----------------------------
                                              By:     Joseph  M.  Naughton
                                              Its:     Chief  Executive  Officer



     Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.




   /s/   Joseph  M.  Naughton      Chief  Executive  Officer  and Director
-----------------------------
Joseph  M.  Naughton



   /s/   Scott  Claverie           Director; President of AMS Acquisition Corp.
------------------------
Scott  Claverie



   /s/   Jim  Cannon                Director;  Secretary
--------------------
Jim  Cannon



   /s/   Michael  Abelson           Director
-------------------------
Michael  Abelson